UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  December 12, 2014

The Phoenix Companies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-16517	06-1599088
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One American Row, Hartford, CT	06102-5056
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:      (860) 403-5000

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On December 12, 2014, the Compensation Committee (the “Committee”) of the Board of Directors of The Phoenix Companies, Inc. (the “Company”) modified one of the conditions to the payment of the final portion or third tranche of a one-time cash award to Ms. Bonnie J. Malley, Executive Vice President and Chief Financial Officer.  The letter agreement for this one-time cash award was previously disclosed in a Current Report on Form 8-K filed on April 4, 2014.  The conditions for payment of the third tranche reflected the timetable consistent with the administrative order approved by the Securities and Exchange Commission (“SEC”) in March 2014.  That timetable was revised in the amended SEC administrative order (the “Amended Order”) approved in August 2014. The Committee determined that modifying one of the conditions to the payment of the third tranche, to reflect the timetable in the Amended Order, is consistent with the intent of the agreement as originally approved and consistent with other compensation arrangements in place for management and non-management employees.

Pursuant to the letter agreement, Ms. Malley was entitled to a one-time cash award payable in three tranches.  Ms. Malley met all of the conditions to the payment of the first two tranches, and those portions of the award have been paid by the Company.  The third tranche, in the amount of $87,500, was contingent in part upon the timely filing of the Company’s third quarter 2014 Form 10-Q (the “Form 10-Q”) by November 10, 2014.  The timetable in the Amended Order provided that the Form 10-Q would be filed with the SEC on or before December 5, 2014.  The timetable was revised to provide additional time for the Company to meet its financial reporting obligations based on its experience with completing its 2012 delayed SEC filings.  The Company met the filing deadline for the Form 10-Q contained in the Amended Order when it filed this report with the SEC on November 21, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PHOENIX COMPANIES, INC.

Date: December 18, 2014	By:	/s/ Jody A. Beresin
Name: Jody A. Beresin
Title: Executive Vice President, Chief Administrative Officer